UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2005

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Speedway Motorsports, Inc. (the “Registrant”) approved payment of cash bonuses to certain of its executive officers under the Registrant’s executive bonus plan (the “Bonus Plan”). The Bonus Plan established a potential bonus pool for the payment of year-end cash bonuses to officers and other key personnel based on 2005 performance and operating results. Under the Bonus Plan, the Committee established revenue and profit target levels as incentives for superior individual, group and company performance. Each participant was eligible to receive a discretionary bonus based upon individually established subjective performance goals. The Committee approved cash bonuses for 2005 to the following executive officers in the amounts stated below:

Name of Officer:	Amount of Cash Bonus:
O. Bruton Smith Chairman and Chief Executive Officer	$1,350,000
H.A. Wheeler President and Chief Operating Officer	$650,000
William R. Brooks Executive Vice President, Treasurer, and Chief Financial Officer	$600,000
Marcus G. Smith Executive Vice President of National Sales and Marketing	$720,000	(expected)

Under the Plan, the Committee’s criteria for payment of the 2005 year-end cash bonus to Mr. O. Bruton Smith included three components: (i) the Registrant’s meeting target return on average equity; (ii) Mr. Smith’s reduction of debt to the Registrant; and (iii) the Registrant’s reported earnings meeting or exceeding the Registrant’s publicly announced guidance. The 2005 year-end cash bonuses paid to Mr. H.A. Wheeler and Mr. William R. Brooks were based on the achievement of 2005 performance and operating results targets. The cash bonus paid to Mr. Marcus G. Smith will be based on meeting or exceeding certain sales goals for the calendar year 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: December 21, 2005	By:	/s/ Marylaurel E. Wilks
Marylaurel E. Wilks
Vice President and General Counsel